Securities Exchange Act of 1934 -- Form 8-K



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                 Date of Report:
                                October 30, 2003
-------------------------------------------------------------------------------


                        CBL & ASSOCIATES PROPERTIES, INC.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


Delaware                            1-12494                    62-1545718
-------------------------------------------------------------------------------
(State or other                   (Commission                 (IRS Employer
jurisdiction of                    File Number)           Identification Number)
incorporation)

              2030 Hamilton Place Boulevard, Chattanooga, TN 37421
-------------------------------------------------------------------------------
                    (Address of principal executive offices)


               Registrant's telephone number, including area code:
-------------------------------------------------------------------------------
                               (423) 855-0001

ITEM 7. Exhibits

Exhibit
Number            Description
-------  --------------------------
99.1     Earnings Release - Third Quarter Ended September 30, 2003
99.2     Analyst Conference Call Script - Third Quarter Ended September 30, 2003
99.3     Supplemental information - Third Quarter Ended September 30, 2003


ITEM 12. Results of Operations and Financial Condition

On October 29, 2003, CBL & Associates Properties, Inc. (the "Company) reported its results for the quarter ended September 30, 2003. The Company's earnings release for the quarter ended September 30, 2003 is attached as Exhibit 99.1. On October 30, 2003, the Company held a conference call to discuss the third quarter results. The transcript of the conference call is attached as Exhibit
99.2. The Company is providing certain supplemental financial and operating information related to the third quarter, which is attached as Exhibit 99.3

The information in this Form 8-K and the Exhibits attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Funds from operations ("FFO") is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with generally accepted accounting principles ("GAAP"). The Company computes FFO in accordance with the National Association of Real Estate Investment Trusts' definition of FFO, which is net income (computed in
accordance   with  GAAP)  excluding  gains  or  losses  on  sales  of  operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO provides an additional indicator of the operating performance of the Company's properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen or fallen with market conditions, the Company believes that FFO provides investors with a better understanding of the Company's operating performance.

The Company presents its total share of consolidated and unconsolidated debt because the Company believes that this amount provides investors with a clear understanding of the Company's debt obligations.

The Company presents same-center net operating income because the Company believes that it provides investors with useful information regarding the operating performance of shopping centers that are comparable between periods. The Company determines net operating income for shopping center properties by subtracting property operating expenses from rental and tenant reimbursement revenues.

The Company determines each of the non-GAAP measures above by including its proportionate share from unconsolidated affiliates and excluding minority investors' proportionate shares in consolidated properties.

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                     CBL & ASSOCIATES PROPERTIES, INC.

                                             /c/ John N. Foy
                               ----------------------------------------------
                                               John N. Foy
                                              Vice Chairman,
                                  Chief Financial Officer and Treasurer
                                 (Authorized Officer of the Registrant,
                                    Principal Financial Officer and
                                     Principal Accounting Officer)




Date: October 30, 2003

                                  EXHIBIT INDEX

Exhibit
Number            Description
-------  -----------------------------
99.4     Earnings Release - Third Quarter Ended September 30, 2003
99.5     Analyst Conference Call Script - Third Quarter Ended September 30, 2003
99.6     Supplemental information - Third Quarter Ended September 30, 2003

Exhibit 99.4     Earnings Release - Third Quarter Ended September 30, 2003

               [LETTERHEAD OF CBL & ASSSOCIATES PROPERTIES, INC.]



Contact:          John N. Foy
                  Vice Chairman and CFO
                  (423) 855-0001

                      CBL REPORTS THIRD QUARTER RESULTS
|X|      Increases FFO per Share 12.6 % for the Quarter
|X|      Common Stock Dividend Increases 10.7%
|X|      Same Store Sales Increase 3.1% for the Quarter
|X|      Same Center NOI Increases 4.3% for the Nine Months


CHATTANOOGA, Tenn. (October 29, 2003) CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the third quarter and the nine months ended September 30, 2003. Reconciliations of non-GAAP financial measures are included in the financial tables accompanying this press release. The third quarter results exclude the impact of SFAS No. 150, "Accounting for Certain Financial
Instruments with Characteristics of Both Liabilities and Equity," since the Financial Accounting Standards Board indefinitely deferred SFAS No. 150's provisions related to noncontrolling interests in limited life subsidiaries on October 29, 2003.

Net income available to common shareholders increased 15.8% in the third quarter of 2003 to $20,225,000 from $17,465,000 in the prior-year period. On a diluted per share basis, net income available to common shareholders for the third quarter of 2003 increased 14.0% to $0.65 compared with $0.57 in the prior-year period. Net income available to common shareholders increased 19.1% in the nine months of 2003 to $64,023,000 from $53,763,000 in the nine months of 2002, or a 12.0% per share increase to $2.06 from $1.84.

Funds from operations (FFO) increased 15.4% to $65,801,000 for the third quarter 2003, from $57,011,000 for the third quarter of 2002. FFO per share on a diluted, fully converted basis increased 12.6% to $1.16 for the third quarter of 2003 from $1.03 in the prior-year period. FFO increased 16.7% to $200,504,000 for the nine months of 2003 from $171,876,000 in the nine months of 2002. FFO per share increased 11.3% on a diluted, fully converted basis in the nine months in 2003 to $3.54 from $3.18 per share in the prior-year period.

The Company began to include gains on sales of outparcels in FFO during the first quarter of 2003 to comply with the Securities and Exchange Commission's rules related to disclosure of non-GAAP financial measures since NAREIT's definition of FFO includes gains on sales of outparcels. FFO for the prior-year period has been restated to include gains on sales of outparcels. Gains on sales of outparcels for the third quarter of 2003 were $0.01 per diluted, fully converted share versus $0.01 for the third quarter one-year ago.

HIGHLIGHTS

     [X] Effective with the fourth quarter of 2003 the regular quarterly cash dividend for the Company's common stock will be increased by 10.7% from $0.655 to $0.725 per share. This increase is a result of the Company's compound annual FFO growth of 11.8% per share since the Company's initial public offering in 1993. The Company currently expects to maintain an annualized dividend of at least $2.90 per share throughout 2004.

     |X| Income from operations increased 13.2% in the third quarter of 2003 to $77,800,000 from $68,702,000 in the third quarter of 2002. Income from operations increased 12.6% in the first nine months of 2003 to $233,744,000 from $207,609,000 in the nine months of 2002.

     |X| Revenues increased 13.0% in the third quarter to $165,476,000 from $146,443,000 in the prior-year period. Revenues increased 13.3% in the nine months to $496,315,000 from $438,181,000 in the comparable period a year ago. Revenues for the third quarter of 2003 include $588,000 in lease termination fees received from tenants compared with $989,000 during the same period one year ago.

     |X| Year to date as of September 30, 2003, same center net operating income for the portfolio improved by 4.3% compared with an 8.1% increase for the same period one year ago. Same center net operating income for the portfolio improved in the third quarter by 2.0% compared with a 1.4% increase for the prior year period.

     |X| Same store sales improved 3.1% for the third quarter of 2003. Same-store sales for mall tenants of 10,000 square feet or less for stabilized malls increased 0.4% for those tenants who have reported year to date sales compared with a decrease of 1.5% for the nine months ended one year ago.

CBL's chairman and chief executive officer, Charles B. Lebovitz, stated, "We are celebrating our tenth year as a publicly traded company with the announcement today that our Board has increased our dividend by 10.7% effective with the fourth quarter this year. During the past decade, our portfolio has grown from 15 million square feet to 63 million square feet and we have posted a compound annual FFO growth per share of 11.8%. Our annual dividend has increased from $1.50 ten years ago to $2.90 per share, a compound annual increase of 6.9% . We have produced a total return to our IPO shareholders in excess of 274%.

"While past results are not indicative of future performance, they do reflect the success of a focus that has remained consistent. For 25 years, CBL's strategy has been to develop, acquire and aggressively manage well-located, dominant regional malls and shopping centers. As we look ahead, we expect that our strategy combined with new opportunities such as our Australian joint venture with Galileo America REIT will continue to provide CBL with opportunities to create additional shareholder value.

"New acquisitions continued during the third quarter as we closed on the first regional mall of a four-mall portfolio from Faison Enterprises and subsequently closed on the next two malls on October 1. Our development pipeline remains active with several projects under construction including one mall, one associated center and two community centers. We also remain committed to the redevelopment of our properties with renovations and expansions scheduled for completion later this year at four malls. We completed renovations at two regional malls earlier this year. In addition, we held the grand opening for a new community center, Waterford Commons in Waterford, Connecticut, subsequent to the end of the quarter."

OPERATIONAL HIGHLIGHTS

                                                                                 September 30,
                                                                       ----------------------------------
                                                                           2003                  2002
                                                                       -------------        -------------
         Portfolio occupancy:                                                  92.4%                92.8%
           Mall portfolio                                                      91.7%                91.8%
             Stabilized malls (54)                                             92.1%                92.1%
             Non-stabilized malls (2)                                          80.2%                87.0%
         Associated centers                                                    90.6%                95.8%
         Community centers                                                     94.2%                94.3%
         Comparable mall shop sales - year to date                              0.4%                (1.5)%

PROJECTS UNDER CONSTRUCTION                                                             OPENING DATES
|X|      The Shoppes at Panama City - Panama City, FL                                   February 2004
|X|      Coastal Grand - Myrtle Beach, SC                                               March 2004
|X|      Garden City Plaza Expansion - Garden City, KS                                  March 2004
|X|      Wilkes-Barre Township MarketPlace - Wilkes-Barre Township, PA                  May 2004
|X|      Charter Oak Marketplace - Hartford, CT                                         November 2004
|X|      East Towne Mall Expansion - Madison, WI                                        November 2004
|X|      West Towne Mall Expansion - Madison, WI                                        November 2004

PROJECTS UNDER RENOVATION                                                            COMPLETION DATES
|X|      Eastgate Mall - Cincinnati, OH                                                 November 2003
|X|      East Towne Mall - Madison, WI                                                  November 2003
|X|      St. Clair Square - Fairview Heights, IL                                        November 2003
|X|      West Towne Mall - Madison, WI                                                  November 2003

DEBT

The Company's share of consolidated and unconsolidated debt as of September 30, 2003 and 2002, is as follows (in thousands):

                                                       September 30, 2003          September 30, 2002
                                                   ---------------------------- ---------------------------
                                                                    Weighted                     Weighted
                                                                  Avg. Interest               Avg. Interest
                                                     Amount          Rate(1)      Amount          Rate(1)
                                                   -----------    ------------- ------------  -------------
Amount Rate(1)
Fixed-rate debt:
   Non-recourse loans on operating properties      $ 2,251,405        6.78%     $  1,880,597        7.19%
                                                   -----------                  ------------
Variable-rate debt:
   Recourse term loans on operating properties         156,869        2.57%          284,262        4.32%
   Lines of credit                                     257,000        2.12%          104,000        2.84%
   Construction loans                                   29,571        2.87%           34,285        3.37%
                                                   -----------                  ------------
   Total variable-rate debt                            443,440        2.33%          422,547        3.88%
                                                   -----------                  ------------
Total                                              $ 2,694,845        6.05%       $2,303,144        6.58%
                                                   ===========                  ============

(1) Weighted average interest rate before amortization of deferred financing costs.

Debt-to-total-market capitalization ratio as of September 30, 2003, was 46.9% based on the common stock closing price of $49.90 and a fully converted common stock share count of 55,433,565 as of the same date. The debt-to-total-market capitalization ratio as of September 30, 2002, was 50.3%, based on the common stock closing price of $38.75.

In August the Company sold 4,600,000 depositary shares at $25.00 per depositary share, raising $115 million in gross offering proceeds. Subsequent to the end of the quarter, the Company announced the planned redemption of the 9% Series A Cumulative Redeemable Preferred Stock that was issued in 1998.

In September the Company closed $196 million of long-term, non-recourse, fixed-rate mortgage loans secured by three of the Company's regional malls and one associated center. The loans have a blended rate of 4.85% and replaced short-term, variable rate debt on each property. The weighted average maturity is 6.5 years, with individual loan terms ranging from five to ten years.

During the third quarter the Company announced that it was forming a joint venture with Galileo America REIT ("Galileo"), the U.S. affiliate of Australia-based Galileo America Shopping Trust, to invest in power and community centers throughout the United States. CBL agreed to contribute to the joint venture 90% of its ownership interest in 51 power and community centers for gross consideration of approximately $516 million and to retain a 10% interest in the joint venture. The joint venture closed on October 23, 2003 with the first phase generating cash proceeds to the Company of approximately $255 million.

During the third quarter, the Company sold two community centers, Signal Hills Village and Chester Plaza for a combined gain of $623,000.

DIVIDENDS

CBL's regular quarterly cash dividend of $0.655 per share for the third quarter was paid on October 17, 2003, to shareholders of record as of September 30, 2003. The third quarter cash dividend of $0.5625 per share for the Company's 9% Series A Cumulative Redeemable Preferred Stock, the third quarter cash dividend of $1.0938 per share for the Company's 8.75% Series B Cumulative Redeemable Preferred Stock and the third quarter cash dividend of $0.215278 per depositary share for the Company's 7.75% Series C Cumulative Redeemable Preferred Stock were all paid on September 30, 2003, to shareholders of record as of September 18, 2003.

OUTLOOK AND GUIDANCE

Based on today's outlook and the Company's third quarter results, management is comfortable with the Thomson/First Call consensus estimate for 2003 as of October 29, 2003. In connection with the recently completed Galileo transaction, the FFO loss due to the sale of the community centers in Phase I and Phase II is $0.42 per share based on the results for the nine months of 2003. Considering the impact of this loss of FFO, the Company expects FFO to be in the range of $4.85 to $5.00 per share for 2004.

                                                            Low         High
     Expected diluted Earnings per Common Share          $   1.52    $    1.57
       Add: real estate depreciation and amortization        2.04         2.09
       Add: joint venture depreciation and amortization      0.08         0.08
       Add: minority interest                                1.21         1.26
                                                         --------    ---------
     Expected FFO per diluted Common Share               $   4.85    $    5.00
                                                         ========    =========

INVESTOR CONFERENCE CALL AND SIMULCAST

CBL & Associates Properties, Inc. will conduct a conference call at 10:00 am EST on October 30, 2003, to discuss the third quarter results. The number to call for this interactive teleconference is 913-981-5509. A five-day replay of the conference call will be available by dialing 719-457-0820 and entering the passcode, 601978. A transcript of the Company's prepared remarks will be filed as a Form 8-K following the conference call on October 30, 2003.

To receive CBL & Associates Properties, Inc. third quarter earnings release and supplemental information please visit our website at www.cblproperties.com or contact Investor Relations at 423-490-8301.

The Company will also provide an online Web simulcast and rebroadcast of its 2003 third quarter earnings release conference call. The live broadcast of CBL's quarterly conference call will be available online at the Company's Web site at www.cblproperties.com, as well as www.streetevents.com, www.fulldisclosure.com and www.vcall.com on October 30, 2003, beginning at 10:00 a.m. EST. The online replay will follow shortly after the call and continue through November 13, 2003.

CBL & Associates Properties, Inc. owns or holds interests in 164 properties, including 59 enclosed regional malls. The properties are located in 25 states and total 63.0 million square feet including 2.6 million square feet of non-owned shopping centers managed for third parties. The Company has seven projects under construction totaling approximately 1.8 million square feet, including one mall - Coastal Grand - Myrtle Beach, SC, one associated center, two community centers, three expansions plus four mall renovations. In addition to its office in Chattanooga, TN, the Company has a regional office in Boston (Waltham), MA. Additional information about the Company can be found on its website at www.cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

                        CBL & ASSOCIATES PROPERTIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (Unaudited; in thousands, except per share amounts)

                                                           Three Months Ended                   Nine Months Ended
                                                              September 30,                       September 30,
                                                     -----------------------------       ----------------------------
                                                         2003             2002               2003              2002
                                                     ----------       ------------       ------------      ----------
Revenues:
   Minimum rents                                       $106,341            $95,012           $313,813         $280,439
   Percentage rents                                       2,228              2,093              9,756           10,608
   Other rents                                            1,624              1,277              5,415            5,033
   Tenant reimbursements                                 50,470             43,172            152,644          125,497
   Management, development and leasing fees               1,221              1,754              3,946            5,507
   Other                                                  3,592              3,135             10,741           11,097
                                                     ----------        -----------       ------------       ----------
      Total revenues                                    165,476            146,443            496,315          438,181
                                                     ----------        -----------       ------------       ----------
Expense
   Property operating                                    26,575             24,664             82,886           74,151
   Depreciation and amortization                         28,385             24,084             82,362           70,183
   Real estate taxes                                     13,149             11,946             39,947           34,732
   Maintenance and repairs                                9,636              9,266             29,792           26,711
   General and administrative                             7,228              5,499             20,225           16,706
   Other                                                  2,703              2,282              7,359            8,089
                                                     ----------        -----------       ------------       ----------
      Total expenses                                     87,676            77,741             262,571          230,572
                                                     ----------        -----------       ------------       ----------
Income from operations                                   77,800             68,702            233,744          207,609
Interest Income                                             639                841              1,804            1,824
Interest expense                                        (38,051)           (36,620)          (113,369)        (107,456)
Loss on extinguishment of debt                                -               (210)              (167)          (3,399)
Gain on sales of real estate assets                         837                497              4,943            2,702
Equity in earnings of unconsolidated affiliates             922              2,353              3,410            6,455
Minority interest in earnings:
   Operating partnership                                (17,235)           (14,599)           (55,851)         (47,131)
   Shopping center properties                              (605)              (389)            (2,038)          (2,522)
                                                     ----------        -----------       ------------       ----------
Income before discontinued operations                    24,307             20,575             72,476           58,082
Operating income of discontinued operations                 (32)               417                 46            1,428
Gain on discontinued operations                             633                165              3,568            1,572
                                                     ----------        -----------       ------------       ----------
Net income                                               24,908             21,157             76,090           61,082
Preferred dividends                                      (4,683)            (3,692)           (12,067)          (7,319)
                                                     ----------        -----------       ------------       ----------
Net income available to common shareholders          $   20,225        $    17,465       $     64,023       $   53,763
                                                     ==========        ===========       ============       ==========
Basic per share data:
   Income before discontinued operations,
        net of preferred dividends                   $     0.65        $      0.57       $       2.02       $     1.79
   Discontinued operations                                 0.02               0.02               0.12             0.11
                                                     ----------        -----------       ------------       ----------
   Net income available to common shareholders       $     0.67        $      0.59       $       2.14       $     1.90
                                                     ==========        ===========       ============       ==========
   Weighted average common shares outstanding            30,022             29,616             29,879           28,364
Diluted per share data:
   Income before discontinued operations,
        net of preferred dividends                   $     0.63        $      0.55       $       1.94       $     1.74
   Discontinued operations                                 0.02               0.02               0.12             0.10
                                                     ----------        -----------       ------------       ----------
   Net income available to common shareholders       $     0.65        $      0.57       $       2.06       $     1.84
                                                     ==========        ===========       ============       ==========
   Weighted average common and potential dilutive
      common shares outstanding                          31,301             30,476             31,070           29,191


SUMMARIZED UNAUDITED BALANCE SHEET INFORMATION (IN THOUSANDS)                       September 30,      December 31,
                                                                                        2003              2002
                                                                                    -------------    --------------
Cash, restricted cash and cash equivalents                                          $      25,188    $       13,355
Total assets                                                                            4,130,530         3,795,114
Mortgage and other notes payable                                                        2,618,216         2,402,079
Minority interest                                                                         494,439           500,513
Shareholders' equity                                                                      860,037           741,190


FUNDS FROM OPERATIONS CALCULATION
                                                       Three Months Ended                  Nine Months Ended
                                                          September 30,                      September 30,
                                                     2003              2002             2003              2002
                                                --------------  ----------------    -------------    --------------
Net income available to common shareholders      $      20,225    $       17,465    $      64,023    $       53,763
Add:   Depreciation and amortization
         from consolidated properties                   28,385            24,084           82,362            70,183
       Depreciation and amortization
         from unconsolidated affiliates                    982             1,365            3,001             3,137
       Depreciation and amortization
         from discontinued operations                        6                98               41               590
       Minority interest in earnings of
         operating partnership                          17,235            14,599           55,851            47,131
Less:  Minority investors' share of
         depreciation and amortization
         in shopping center properties                    (282)             (307)            (823)           (1,001)
       Gain on disposal of discontinued operations        (633)             (165)          (3,568)           (1,572)
       Depreciation and amortization of non-
         real estate assets                               (117)             (128)            (383)             (355)
                                                 -------------    --------------    -------------    --------------
Funds from operations                            $      65,801    $       57,011    $     200,504    $      171,876
                                                 =============    ==============    =============    ==============
Funds from operations applicable to
       Company shareholders                      $      35,527    $       31,057    $     107,889    $       91,661
                                                 -------------    --------------    -------------    --------------
Basic per share data:
       Funds from operations                     $        1.18    $         1.05    $        3.61    $         3.23
                                                 =============    ==============    =============    ==============
       Weighted average common shares
         outstanding with operating partnership
         units fully converted                          55,605            54,366           55,528            53,186
Diluted per share data:
   Funds from operations                         $        1.16    $         1.03    $        3.54    $         3.18
                                                 =============    ==============    =============    ==============
       Weighted average common and potential
         dilutive common shares outstanding with
         operating partnership units fully
         converted                                      56,884            55,227           56,719            54,013

SUPPLEMENTAL FFO INFORMATION:

Straight-line rental income                      $         991    $        1,111    $       3,026    $        3,014
   Straight-line rental income per share         $        0.02    $         0.02    $        0.05    $         0.06
Gain on outparcel sales                          $         837    $          497    $       4,943    $        2,702
   Gain on outparcel sales per share             $        0.01    $         0.01    $        0.09    $         0.05


RECONCILIATION OF COMMON SHARES AND UNITS OUTSTANDING
(In thousands)

                                                                 Three Months Ended            Nine Months Ended
                                                                    September 30,                September 30,
                                                             ---------------------------- ----------------------------
                                                                    Basic        Diluted        Basic        Diluted
                                                             -------------- ------------- ------------ ---------------
2003:
Weighted average shares used to compute earnings per share         30,022         31,301        29,879       31,070
Weighted average operating partnership units                       25,583         25,583        25,649       25,649
                                                             -------------- ------------- ------------ ---------------
Weighted average shares used to compute FFO per share              55,605         56,884        55,528       56,719
                                                             ============== ============= ============ ===============
2002:
Weighted average shares used to compute earnings per share         29,616         30,476        28,364       29,191
Weighted average operating partnership units                       24,750         24,750        24,822       24,822
                                                             -------------- ------------- ------------ ---------------
Weighted average shares used to compute FFO per share              54,366         55,227        53,186       54,013
                                                             ============== ============= ============ ===============


RECONCILIATION OF COMPANY'S SHARE OF TOTAL DEBT
(Dollars in thousands)

                                                                                      September 30, 2003
                                                                 -----------------------------------------------------------------
                                                                       Fixed                  Variable
                                                                        Rate                    Rate                   Total
                                                                 ------------------      ------------------       ----------------
Consolidated debt                                                     $2,233,582            $     384,634            $ 2,618,216
Minority investors' share of consolidated debt                           (19,720)                      --                (19,720)
Company's share of unconsolidated affiliates' debt                        37,543                   58,806                 96,349
                                                                 ------------------      ------------------       ----------------
Company's share of consolidated and unconsolidated debt               $2,251,405            $     443,440            $ 2,694,845
                                                                 ==================      ==================       ================
Weighted average interest rate                                             6.78%                    2.33%                  6.05%

                                                                                      September 30, 2002
                                                                 -----------------------------------------------------------------
                                                                       Fixed                    Variable
                                                                        Rate                      Rate                Total
                                                                 ------------------      ------------------       ----------------
Consolidated debt                                                     $1,813,776            $     396,550            $ 2,210,326
Minority investors' share of consolidated debt                           (19,062)                      --                (19,062)
Company's share of unconsolidated affiliates' debt                        85,883                   25,997                111,880
                                                                 ------------------      ------------------       ----------------
Company's share of consolidated and unconsolidated debt               $1,880,597            $     422,547            $ 2,303,144
                                                                 ==================      ==================       ================
Weighted average interest rate                                             7.19%                    3.88%                  6.58%


RECONCILIATION OF SAME CENTER NET OPERATING INCOME
(In thousands)

                                                                     Quarter Ended           Nine Months Ended
                                                                     September 30,             September 30,
                                                                ----------------------    ----------------------
                                                                  2003          2002         2003         2002
                                                                ---------    ---------    ---------     --------

Net income                                                      $  24,908    $  21,157    $  76,090     $ 61,082
Adjustments:
Depreciation and amortization                                      28,385       24,084       82,362       70,183
Depreciation and amortization from unconsolidated affiliates          982        1,365        3,001        3,137
Depreciation and amortization from discontinued operations              6           98           41          590
Minority investors' share of depreciation and amortization in
 shopping center properties                                          (282)        (307)        (823)      (1,001)
Interest expense                                                   38,051       36,620      113,369      107,456
Interest expense from unconsolidated affiliates                     2,082        2,849        6,229        7,647
Interest expense from discontinued operations                           -           47            -           47
Minority investors' share of interest expense in
 shopping center properties                                          (363)        (402)      (1,253)      (1,341)
Loss on extinguishment of debt                                          -          210          167        3,399
Abandoned projects expense                                             47            1          152           58
Minority interest in earnings - Operating Partnership              17,235       14,599       55,851       47,131
Gain on discontinued operations                                      (633)        (165)      (3,568)      (1,572)
                                                                ---------     ---------    ---------     --------
Operating Partnership's share of NOI                              110,418      100,156      331,618      296,816
General and administrative expenses                                 7,228        5,499       20,225       16,706
Management fees and non-property level revenues                    (5,920)      (5,826)     (11,140)      (8,385)
Gain on sales of real estate assets                                  (837)        (497)      (4,943)      (2,702)
                                                                ---------     ---------    ---------     --------
Operating Partnership's share of property NOI                     110,889       99,332      335,760      302,435
Non-comparable centers NOI                                        (16,748)      (7,076)     (44,524)     (23,223)
                                                                ---------     ---------    ---------     --------
Same center NOI                                                 $  94,141    $  92,256     $291,236     $279,212
                                                                =========    =========    =========     ========

Malls NOI                                                       $  77,525    $  75,612     $243,103     $232,075
Associated centers NOI                                              3,493        3,589       10,711       10,897
Community centers NOI                                              11,311       11,648       33,303       32,475
Other NOI                                                           1,812        1,407        4,119        3,765
                                                                ---------    ---------    ---------     --------
                                                                $  94,141    $  92,256     $291,236     $279,212
                                                                =========    =========    =========     ========

Community Center same center NOI                                                          $  33,303
New and Sold Center NOI                                                                       2,212
Retained Community Center NOI                                                                (5,837)
                                                                                          ---------
NOI of Phase I and Phase II Community Centers                                                29,678
Interest Expense of Phase I and Phase II Community Centers                                   (5,752)
                                                                                          ---------
FFO of Phase I and Phase II Community Centers                                                23,926
FFO of Phase I and Phase II Community Centers per share                                   $    0.42
                                                                                          ---------

Exhibit 99.2 - Conference Call Script - Third Quarter Ended September 30, 2003


                        CBL & ASSOCIATES PROPERTIES, INC.
                       Conference Call, Third quarter 2003
                          October 30, 2003 @ 10:00 EDT


Thank you and good morning. We appreciate your participation in today's conference call to discuss our results for the third quarter of 2003. With me today are John Foy, the Company's Vice Chairman and Chief Financial Officer, and Kelly Sargent, Director of Investor Relations who will first read our Safe Harbor disclosure.

This conference call contains "forward-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share are based upon a fully diluted converted share. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

I would like to note that a transcript of today's comments including the preliminary balance sheet and additional schedules, along with the earnings release will be furnished to the SEC as a Form 8-K and will be available on our website. This call is also available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. An explanation of each non-GAAP financial measure discussed and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the Form 8-K.

Thank you, Kelly.

The third quarter was another successful one for CBL in many ways. Highlights include:

     1.   FFO for the quarter increased 12.6% to $1.16 per share.

     2. Same center NOI for the quarter for the portfolio increased 2.0% and for the nine months of the year increased 4.3%.

     3. We acquired one mall from Faison Enterprises and another two on October 1. We also began managing the fourth mall that will be acquired in December.

     4. On October 23, we closed on Phase I of the sale of the community centers to the JV formed with Galileo America REIT.

     5. In August we issued Series C Preferred shares raising $115 million in gross offering proceeds.

     6. We announced yesterday a 10.7% increase in the dividend on our common shares to $2.90 per share.

DEVELOPMENTS

The construction of Coastal Grand in Myrtle Beach, SC is well underway and scheduled for its Grand Opening on March 17, 2004. We currently are 78% leased and committed. Anchors for Coastal Grand are Belk, Dillard's, Sears, Dick's Sporting Goods, Bed Bath & Beyond and Cinemark theaters. Some of the retailers new to the market that are opening in March include Abercrombie & Fitch, Hollister, Ann Taylor Loft, Cache and Charlotte Russe. We are looking forward to opening this new regional mall next spring with its unique architectural features and exciting design.

During the third quarter we broke ground on the 312,000 square foot Charter Oak Market Place in Hartford, CT that will be anchored by a 203,000 square foot Wal-Mart and a 30,000 square foot Marshalls and will open in November 2004. Also during the quarter, we began construction of a 26,500 square foot expansion at Garden City Plaza in Garden City, KS. This community center expansion is more than 50% pre-leased. Both of these construction projects will be contributed to the Galileo joint venture in the third phase of the transaction that will close in January 2005. In addition, we have one community center and one associated center under construction.

In September we began the demolition of the former Boston stores at East Towne and West Towne malls in Madison, WI. The redevelopment at East Towne includes a 66,000 square foot Dick's Sporting Goods and 25,500 square feet of small shops. The West Towne redevelopment and expansion will include a 66,000 square foot Dick's Sporting Goods and an additional 28,000 square feet of small shops. Both of these redevelopments and expansions are scheduled to open in November 2004. In addition to the projects under construction we have several in our development pipeline. The most recent we have announced is Imperial Valley Mall in El Centro, California with an opening date planned for the spring of 2005.

The centers currently under construction represent a total investment of $227.2 million, of which $154.7 million is our share. Construction loans or credit facilities are in place to fund the costs of these projects. Initial unleveraged yields on these developments are expected to range from 9% to 10%, after management and development fees, with stabilized yields ranging from 9% to 11%. We also have other projects in various phases of pre-development.

Expanding and updating anchor stores continues to be a priority for us. Dillard's at Northwoods Mall in Charleston, SC, started their 30,000 square-foot expansion this month. The newly expanded and fully remodeled 130,000-square-foot store will open along with the overall renovation of the mall, scheduled for completion in late 2004. At Arbor Place Mall in Atlanta, Georgia, JC Penney has opened in the former Dekor store and we have begun the site work for the addition of a 140,000 square foot Rich's Macy's scheduled to open in late 2004.

Upgrading and renovating our malls is a key component to their continued dominance within their markets. Year to date we have completed three renovations
- Jefferson Mall, Parkdale Mall and St. Clair Square. The remaining renovations underway, East Towne Mall, West Towne Mall and Eastgate Mall, will be completed within the next thirty days. These six renovations represent a total investment of approximately $61 million, excluding deferred maintenance costs of $19.8 million.

LEASING & OCCUPANCY

During the quarter, we entered into approximately 620,000 square feet of leases, including 325,000 square feet of new leases and 295,000 square feet of renewals of existing tenants. Even with the fallout of six cafeteria locations during the quarter totaling more than 55,000 square feet, occupancy for the stabilized mall portfolio held steady year over year at 92.1%.

At the end of the third quarter, total portfolio occupancy was 92.4%. In the former Jacobs malls, occupancy improved by 180 basis points to 91.9% from 90.1% one year ago.

Occupancy for the associated centers was 90.6% at the end of the third quarter. This number is negatively impacted by the vacancy of a 68,000 square foot former Ames store at Westmoreland Crossing and the loss of a 36,000 square foot Just For Feet store at the Village at Rivergate in Nashville, TN. Excluding Westmoreland Crossing, which was acquired late in the fourth quarter of 2002, the associated center occupancy would have been 94.8%.

For the quarter, leasing spreads over rent and percentage rent in our stabilized mall portfolio increased 16.3% based on initial rents and increased 18.6% based on average or straight-line rents. [Note This is a correction from the previously disclosed increases of 9.4% and 12.8% for the initial and average rent increases, respectively. See the supplemental information exhibit for this information] In the associated centers, leasing spreads decreased 2.7% on initial rents and decreased 0.3% on the average. In the community centers, rents decreased 9.0% on the initial rent and decreased 7.0% on the average rent. For the nine months average rents increased 12.7% for stabilized malls, decreased 0.4% for associated centers and increased 3.3% for community centers. Leasing results have always varied from quarter to quarter and we do not feel that conclusions should be drawn from the results of any single quarter. A detailed schedule of these rents will be included in the Form 8-K filing later this afternoon.

RETAIL SALES

Experts anticipate an improved Christmas season, and we are cautiously optimistic as well. As we enter this holiday season we see a number of encouraging indicators including an improving economy that should give consumers increased confidence. For mall stores of 10,000 square feet and less, same store sales year to date increased 0.4% for those tenants that have reported. We are very encouraged that sales for the quarter improved 3.1% led by a 6% increase in September.

Occupancy costs as a percentage of sales at our malls was 13.9% for the nine months of 2003 compared to 13.8% for the same period one year ago.

I will now turn the call over to John Foy to discuss our financial results.

DISPOSITIONS/ACQUISITIONS

In July we announced plans to acquire four regional malls from partnerships managed by Faison Enterprises. The total consideration is $340 million, including cash and the assumption of non-recourse fixed-rate debt of $170 million with an average interest rate of 7.71%. The acquisition of these four regional malls is expected to generate an initial yield of 8.56% based upon current income after management fees. We have closed on three of the four malls and plan to close on the fourth mall, Southpark in Colonial Heights, Virginia this December. In early December we will hold a property tour of the three malls located in Virginia and hope that you will join us for this event.

In September we announced the formation of a joint venture with Galileo America Shopping Trust, wherein CBL would contribute 90% of its ownership interest in 51 power and community centers and retain a 10% interest. Last week we closed on the joint venture and the first phase of the funding with Galileo. Galileo's and CBL's objective is to continue to invest in quality power and community centers in the United States that are competitive and well located in their respective markets.

During the third quarter, we sold two community centers, Signal Hills Village and Chester Plaza for a combined gain of $623,000. The remaining community centers properties will be sold if the opportunity to create value occurs.

As we said in yesterday's announcement, with the completion of Phase I of the Galileo transaction we were able to raise $255 million in cash proceeds and expect to receive an additional $56 million in January 2004 and $76 million in January 2005. This gives us the ability to acquire additional assets where we can add value through management, leasing, redevelopment and expansions. The acquisitions market today is competitive, but we will continue to apply our disciplined and conservative approach to opportunities in order to enhance shareholder value.

FINANCIAL REVIEW

During the third quarter, operating performance improved, resulting in FFO per share growth of 12.6%. Of this increase, 76.6% was represented by external growth. The external growth resulted from one new mall opening, the acquisition of the remaining partnership interests in four properties and the acquisition of five regional malls. Of the FFO increase, 23.4% was from internal growth attributable to stable occupancy levels, increases in rental revenue and tenant reimbursements.

Our cost recovery ratio was 100% for the nine months compared to 92.5% for the same period a year ago. Our cost recovery ratio improved in the third quarter partially due to the renovations and remodelings of our malls and maintaining relatively high occupancy levels. We expect that our cost recovery will be in the mid 90's for the full year 2003 and in the range of 93% to 96% in 2004.


As we stated in our earnings release, same-center NOI growth was 2.0% for the total portfolio, driven by maintaining high occupancy levels, tenant reimbursements and specialty leasing. The breakdown by property type is as follows:

     1.   Same-Center mall NOI increased 2.5%.

     2. Associated centers experienced a 2.7% decrease, which amounts to only $96,000 and was attributable to some vacancies and baddebt expense.

     3.   Community center NOI decreased 2.9%.

Our debt to equity capitalization at the end of the quarter was 46.90% giving us tremendous flexibility on our balance sheet. In addition our floating rate debt accounts for only 16.4% of our total debt. The variable rate debt includes construction loans, lines of credit and short-term loans on operating properties. The perpetual preferred Series C is trading well at under 7.5% yield. Yesterday we announced a 10.7% dividend increase - and even with this increase our dividend payout ratio remains at a conservative 56.7%. These measures reflect our conservative approach to the business and position us to take advantage of opportunities that may arise.


CAPITAL EXPENDITURES

During the third quarter, the Company spent $10.5 million for tenant allowances, which will generate increased rents from tenants over the term of their leases. Renovation expenditures, which includes some deferred maintenance items, were $28.8 million for the quarter, a portion of which is recovered from tenants. Deferred maintenance expenditures, the vast majority of which is recovered over a five to fifteen-year period, were $6.6 million during the third quarter. This year we project to spend a total of $30 million on tenant allowances, $25 million in deferred maintenance and $61 million on renovation expenditures.

Deferred maintenance capital expenditures are billed to the tenants as common area maintenance expense. Renovation capital expenditures are for remodeling and upgrading of our malls of which we estimate approximately 30% is recoverable from tenants.

CONCLUSION

Also, before we open the call for Q&A, I would like to share our thoughts and our outlook:

     |X| While the Galileo transaction will result in dilution of $0.42 per share short term, we feel the transaction will position us for even greater growth over the long term by allowing us to redeploy that capital.

     |X| Our balance sheet has never been stronger in our ten years as a public company. This is consistent with our conservative philosophy in managing risk and providing us with the financial flexibility to take advantage of opportunities that present themselves.

     |X| We are extremely proud of our 10 year track record as a public company. Over the ten years, we have delivered compound annual growth in FFO per share of 12.4% and a total return to our shareholders of 274%. We look forward to another ten years of such tremendous success.

We appreciate your confidence and support. Thank you again for joining us today and we welcome the opportunity to show you any of our newly renovated properties. Stephen and I will now answer your questions.

Exhibit 99.3 Supplemental information  - Quarter ended September 30, 2003


                         CBL & Associates Properties, Inc.
                           Consolidated Balance Sheets
          (Preliminary and unaudited, in thousands, except share data)

                                                             September 30,     December 31
                                                                  2003            2002
                                                              -----------       ----------
 ASSETS
 REAL ESTATE ASSETS:
    Land                                                      $   620,818       $  570,818
                                                              -----------       ----------
    Buildings and improvements                                  3,683,102        3,394,787
                                                              -----------       ----------
                                                                4,303,920        3,965,605
    Less: Accumulated depreciation                               (510,047)        (434,840)
                                                              -----------       ----------
                                                                3,793,873        3,530,765
    Developments in progress                                      102,099           80,720
                                                              -----------       ----------
      Net investment in real estate                             3,895,972        3,611,485
 CASH, RESTRICTED CASH AND CASH EQUIVALENTS                        25,188           13,355
 RECEIVABLES:
    Tenant, net of allowance                                       41,947           37,994
    Other                                                           5,130            3,692
 MORTGAGE NOTES RECEIVABLE                                         21,900           23,074
 INVESTMENT IN UNCONSOLIDATED AFFILIATES                           77,152           68,232
 OTHER ASSETS                                                      63,240           37,282
                                                              -----------       ----------
                                                               $4,130,529       $3,795,114

 LIABILITIES AND SHAREHOLDERS' EQUITY
 MORTGAGE AND OTHER NOTES PAYABLE                              $2,618,216       $2,402,079
 ACCOUNTS PAYABLE AND ACCRUED LIABILITIES                         157,837          151,332
                                                              -----------       ----------
      Total liabilities                                         2,776,053        2,553,411
 COMMITMENTS AND CONTINGENCIES
                                                              -----------       ----------
 MINORITY INTERESTS                                               494,439          500,513
                                                              -----------       ----------
 SHAREHOLDERS' EQUITY:

 Preferred Stock, $.01 par value,                                      51               47
 Common Stock, $.01 par value                                         302              298
 Additional paid-in capital                                       878,920          765,686
 Accumulated other comprehensive loss                                  -            (2,397)
 Deferred compensation                                             (1,706)               -
 Accumulated deficit                                              (17,530)         (22,444)
                                                              -----------       ----------
 Total shareholders' equity                                       860,037          741,190
                                                              -----------       ----------
                                                              $ 4,130,529       $3,795,114
                                                              ===========     ============

 The balance sheet above is preliminary as of the date of this report. Please refer the Company's filing on Form 10-Q when filed for a complete balance sheet as of Sepetember 30, 2003

RECONCILIATION OF COMPANY'S SHARE OF TOTAL DEBT
(Dollars in thousands)

                                                                                      September 30, 2003
                                                                 -----------------------------------------------------------------
                                                                       Fixed                  Variable
                                                                        Rate                    Rate                   Total
                                                                 ------------------      ------------------       ----------------
Consolidated debt                                                     $2,233,582            $     384,634            $ 2,618,216
Minority investors' share of consolidated debt                           (19,720)                      --                (19,720)
Company's share of unconsolidated affiliates' debt                        37,543                   58,806                 96,349
                                                                 ------------------      ------------------       ----------------
Company's share of consolidated and unconsolidated debt               $2,251,405            $     443,440            $ 2,694,845
                                                                 ==================      ==================       ================
Weighted average interest rate                                             6.78%                    2.33%                  6.05%

                                                                                      September 30, 2002
                                                                 -----------------------------------------------------------------
                                                                       Fixed                    Variable
                                                                        Rate                      Rate                Total
                                                                 ------------------      ------------------       ----------------
Consolidated debt                                                     $1,813,776            $     396,550            $ 2,210,326
Minority investors' share of consolidated debt                           (19,062)                      --                (19,062)
Company's share of unconsolidated affiliates' debt                        85,883                   25,997                111,880
                                                                 ------------------      ------------------       ----------------
Company's share of consolidated and unconsolidated debt               $1,880,597            $     422,547            $ 2,303,144
                                                                 ==================      ==================       ================
Weighted average interest rate                                             7.19%                    3.88%                  6.58%


RECONCILIATION OF COMMON SHARES AND UNITS OUTSTANDING
(In thousands)

                                                                 Three Months Ended            Nine Months Ended
                                                                    September 30,                September 30,
                                                             ---------------------------- ----------------------------
                                                                    Basic        Diluted        Basic        Diluted
                                                             -------------- ------------- ------------ ---------------
2003:
Weighted average shares used to compute earnings per share         30,022         31,301        29,879       31,070
Weighted average operating partnership units                       25,583         25,583        25,649       25,649
                                                             -------------- ------------- ------------ ---------------
Weighted average shares used to compute FFO per share              55,605         56,884        55,528       56,719
                                                             ============== ============= ============ ===============
2002:
Weighted average shares used to compute earnings per share         29,616         30,476        28,364       29,191
Weighted average operating partnership units                       24,750         24,750        24,822       24,822
                                                             -------------- ------------- ------------ ---------------
Weighted average shares used to compute FFO per share              54,366         55,227        53,186       54,013
                                                             ============== ============= ============ ===============

Properties Under Renovation as of September 30, 2003
(In millions)
                                                                                                Completion
Property               Location                    Est. Total Cost            Cost To Date         Date
--------               --------                    ---------------            ------------      ----------
Eastgate Mall          Cincinnati, OH                        12.6                   9.2           Nov-03
East Towne Mall        Madison, WI                            7.2                   5.4           Nov-03
West Towne Mall        Madison, WI                            8.0                   7.7           Nov-03
Other Centers                                                  -                      -
                                                        ---------              --------
Total                                                   $    27.8             $    22.3
                                                        =========              ========

Detail of Roof and Parking Lot Capital Expenditures Year to Date (1) (In thousands):

                                                          Deferred          Renovation
                                                        Maintenance        Expenditures
                                                      ---------------    ----------------
Other capital expenditures                               $ 16,900             $ 45,030
Parking lot and parking lot lighting                        1,917                5,817
Roof repairs and replacements                               4,069                3,706
                                                      ---------------    -----------------
Other                                                     $ 22,886            $ 54,553
                                                      ===============    =================

     (1) The capital expenditures incurred for maintenance such as parking lot repairs, parking lot lighting and roofs are classified as deferred maintenance expenditures. These expenditures are billed to tenants as common area maintenance expense and the majority is recovered over a five to fifteen year period. Renovation capital expenditures are for remodelings and upgrades for enhancing our competitive position in the market area. A portion of these expenditures covering items such as new floor coverings, painting, lighting and new seating areas are also recovered through tenant billings. The costs of other items such as new entrances, new ceilings and skylights are not recovered from tenants. We estimate that 30% of our renovation expenditures are recoverable from our tenants over a ten to fifteen year period. The third category of capital expenditures is tenant allowances, sometimes made to third-generation tenants. Tenant allowances are recovered through minimum rents from the tenants over the term of the lease.

Development Schedule for new projects under construction (in millions)

                                                                               CBL's Cost      Cost
                                                                               or Share of     Spent to   Opening   Initial
Property                                              Location      GLA        ProForma Cost   Date       Date      Yield
---------------------------------------------------------------------------------------------------------------------------
New Mall Development
--------------------
Coastal Grand*                        Myrtle Beach, SC              902,000         $66.8*    $29.0       Mar-04     9%
(50/50 JV)

Mall Expansions
---------------
Arbor Place Rich's-Macy's             Douglasville, GA              140,000           10.0      0.5       Nov-04     0%
East Towne Mall                       Madison, WS                   139,000           20.3       --       Nov-04     7%
West Towne Mall                       Madison, WS                    94,000           16.2       --       Nov-04     9%

Associated Center
-----------------
The Shoppes of Panama City            Panama, FL                     57,000            9.5      6.4       Feb-04     9%

Community Center
----------------
Charter Oak Marketplace               Hartford, CT                  312,000           13.2      1.3       Nov-04    10%
Garden City Plaza                     Garden City KS                 26,500            2.4      0.1       Apr-04    11%
Wilkes-Barre Township Marketplace     Wilkes-Barre Township, PA     281,000           10.6      3.5       May-04    10%
                                                                  ---------        -------   ------
Total                                                             1,951,500        $ 149.0    $40.8
                                                                  =========        =======   ======

*   JV development, initial build out approx. 1 million square feet

Comparable New Leasing and Renewal Leasing Activity for the Quarter and Year to Date Ended September 30, 2003

                                                                  New PSF                          New PSF
                              Square           Prior PSF         Base Rent        % Change        Base Rent       % Change
     Property Type             Feet            Base Rent          Initial         Initial          Average        Average
---------------------         ------------    -------------     ------------    -----------      -----------     ----------
QUARTER
----------
Community centers                 259,000          11.63           11.89            2.2%          12.01            3.3%
Stabilized malls               $  305,000      $   23.66           27.51           16.3%          28.06           18.6%
Associated centers                 25,000          11.49           11.19           (2.6)%         11.46           (0.3)%

Community centers                  65,000          13.08           11.90           (9.0)%         12.16           (7.0)%

YEAR TO DATE
---------------
Stabilized malls                1,114,000      $   22.07         $ 24.27           10.0%          24.88           12.7%
Associated centers                 61,000          13.59           13.31           (2.1)%         13.54           (0.4)%
Community centers                 259,000          11.63           11.89            2.2%          12.01            3.3%



Comparable Stabilized Mall Leasing Activity For the Quarter and Year to Date Ended September 30, 2003

                                                                 New PSF                           New PSF
                                Square        Prior PSF         Base Rent        % Change         Base Rent         % Change
     Stabilized Malls            Feet         Base Rent          Initial          Initial          Average           Average
---------------------------     -------       ----------        ---------        ---------       -----------        ---------
QUARTER
------------
New leases                      148,000         $  23.21         $  29.01            25.0%         $  29.70             28.0%
Renewal leases                  157,000            24.09            26.10             8.3%            26.51             10.1%

YEAR TO DATE
------------
New leases                      448,000         $  23.42         $  28.39            21.2%         $  29.44             25.9%
Renewal leases                  666,000            21.16            21.51            1.63%            21.81              3.1%


Total Leasing Activity Compared to Tenants Vacating For the Quarter and Year To Date Ended September 30, 2003 (Comparable & Non-Comparable)

                                                                                                Vacated
                                                      Average                                   Average
                                   Leased            Base Rent             Vacated             Base Rent
       Property Type               Sq. Ft.              PSF                Sq. Ft.                PSF
-------------------------        ------------        ------------         ------------        ------------
QUARTER
---------------
Malls                                416,000         $     25.29               175,000         $   18.80
Associated centers                    43,000               12.23                62,000              8.08
Community centers                    160,000               10.14                27,000             12.23

YEAR TO DATE
---------------
Malls                              1,411,000         $     24.14               645,000         $   21.51
Associated centers                    97,000               13.07                86,000              8.65
Community centers                    567,000                9.16               107,000             10.94


Average Annual Base Rents Per Square Foot for Total Portfolio by Property Type

                                                       At September 30,
                                              --------------------------------
                                                   2003             2002
                                              ----------------  --------------
Stabilized malls                                 $  24.76          $  23.08
Non-stabilized malls                                26.48             21.39
Associated centers                                  9.77              9.85
Community centers                                   9.52              9.66


Deferred Leasing Costs Capitalized
(in thousands)

             Q1                 Q2                Q3               Q4
     ------------------- ------------------ ----------------- ---------------
2003        $490               $333              $431             ----
2002        $45                $466              $710             $370


Debt-To-Total-Market Capitalization Ratio
(In thousands)

                                                                Shares
                                                              Outstanding   Stock Price (1)     Value
                                                             ---------------------------------------------

Common stock and Operating Partnership units                         55,434     $49.90        $ 2,766,135
9.0 % Series A Cumulative Redeemable Preferred Stock                  2,675     $25.00             66,875
8.75% Series B Cumulative Redeemable Preferred Stock                  2,000     $50.00            100,000
7.75% Series C Cumulative Redeemable Preferred Stock                    460    $250.00            115,000
                                                                                            --------------
Total market equity                                                                             3,048,010
Company's share of total debt                                                                   2,694,845
                                                                                            --------------
Total market capitalization                                                                   $ 5,742,855
                                                                                            ==============
Debt-to-total-market capitalization ratio                                                           46.9%

     (1) Stock price for common stock and operating partnership units equals the closing price of the common stock on September 30, 2003. The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.


Dividend Payout Ratio for the Quarter
Ended September 30, 2003

                                                     2003             2002
                                                 --------------  ----------------
Dividend per share                                     $ 0.655           $ 0.555
FFO per diluted, fully converted share                 $ 1.160           $ 1.030
                                                 --------------  ----------------
Dividend payout ratio                                    56.5%             53.9%
                                                 ==============  ================

Company Cafeteria Exposure

                                 Number of Stores   Square Feet    Average Base Rent
                                 ----------------   -----------    -----------------
Open Cafeterias                         8               86,000        $ 19.03
Closed Piccadilly Cafeteria             6               51,943           9.65


Impact on FFO of FASB 141 (Amortization of market value component)

                                         September 30, 2003
                                    ----------------------------
                                     Quarter        Year to Date
                                    ----------      ------------
Addition (reduction) to base rent   $ (17,000)        $ 82,000


                                           Summary of Outstanding Debt
                                                  In thousands
                                                                                                Balance
                                            Maturity        Interest         Balance    -----------------------
Property             Location                 Date            Rate           9/30/03       Fixed       Floating
-------------------- ---------------------- ---------       ----------    ------------  ----------   ----------
Albemarle, NC         Northwoods Plaza       Jun-12            9.750%         1,002         1,002             -
Asheboro, NC          Randolph Mall          Jul-12            6.500%        15,396        15,396             -
Asheville,  NC        Asheville Mall         Sep-11            6.980%        69,745        69,745             -
Beaumont, TX          Parkdale Mall          Oct-10            5.010%        57,000        57,000             -
Beaumont, TX          Parkdale Crossing      Oct-10            5.010%         9,000         9,000             -
Brookfield, IL        Brookfield Square      May-05            7.498%        72,198        72,198             -
Brownsville, TX       Sunrise Mall           May-04            4.900%        40,000        40,000             -
Burnsville, MN        Burnsville Center      Aug-10            8.000%        71,225        71,225             -
Cary , NC             Cary Towne Ctr         Mar-09            6.850%        88,564        88,564             -
Charleston, SC        Citadel Mall           May-07            7.390%        31,968        31,968             -
Chattanooga, TN       Hamilton Corner        Aug-11           10.125%         2,556         2,556             -
Chattanooga, TN       Hamilton Place         Mar-07            7.000%        65,888        65,888             -
Chattanooga, TN       CBL Center             Aug-12            6.250%        14,809        14,809             -
Cincinnati, OH        Eastgate Mall          Dec-03            2.625%        41,250             -        41,250
Cincinnati, OH        Eastgate Crossing      Apr-07            6.380%        10,442        10,442             -
Columbia, SC          Columbia Mall          Oct-13            5.450%        34,000        34,000             -
Cortlandt, NY         Cortlandt Towne Center Aug-08            6.900%        49,068        49,068             -
Dalton, GA            Walnut Square          Feb-08           10.125%           509           509             -
Douglasville, GA      Arbor Place Mall       Jul-12            6.510%        79,924        79,924             -
Douglasville, GA      The Landing At Arbor   Jul-12            6.510%         9,022         9,022             -
Fairview Heights, IL  St. Claire Square      Apr-09            7.000%        69,269        69,269             -


                                       24

Fayetteville, NC      Cross Creek Mall       Apr-12            5.000%        74,454        74,454             -
Greensburg PA         Westmoreland Mall      Jan-13            5.050%        84,141        84,141             -
Hattiesburg, MS       Turtle Creek Mall      Mar-06            7.400%        31,246        31,246             -
Henderson, NC         Henderson Square       Apr-14            7.500%         5,470         5,470             -
Highpoint, NC         Oak Hollow Mall        Feb-08            7.310%        46,295        46,295             -
Hudson,  NY           Greenport Towne Ctr    Sep-14            9.000%         3,686         3,686             -
Jackson, TN           Old Hickory Mall       Jul-12            6.510%        35,304        35,304             -
Janesville WI         Janesville Mall        Apr-16            8.375%        14,419        14,419             -
Knoxville, TN         Cedar Bluff Xing       Aug-07           10.625%           781           781             -
Knoxville, TN         Suburban Plaza         Jan-09            7.875%         7,840         7,840             -
Lansing MI            Meridian Mall          Oct-08            4.520%        96,000        96,000             -
Lexington KY          Fayette Mall           Jul-11            7.000%        95,752        95,752             -
Lexington KY          Fayette Mall DevelopmenDec-04            2.725%         8,550             -         8,550
Louisville, KY        Jefferson Mall         Jul-12            6.510%        44,522        44,522             -
Louisville KY         Springhurst Towne CenteAug-18            6.650%        20,484        20,484             -
Madison, WI           East Towne Mall        Jan-07            8.010%        28,019        28,019             -
Madison, WI           West Towne Mall        Jan-07            8.010%        43,318        43,318             -
Meridian, MS          Bonita Lakes Mall      Oct-09            6.820%        27,338        27,338             -
Meridian, MS          Bonita Lakes Crossing  Oct-09            6.820%         8,566         8,566             -
Midland MI            Midland Mall           Jun-03            2.620%        30,000             -        30,000
Morristown, TN        College Square         Sep-13            6.750%        12,522        12,522             -
N Charleston SC       Northwoods Mall        Jul-12            6.510%        63,743        63,743             -
Nashua, NH            Willow Springs Plaza   Aug-07            9.750%         3,032         3,032             -
Nashville, TN         Coolsprings Galleria   Sep-10            8.290%        60,729        60,729             -
Nashville, TN         Hickory Hollow Mall    Aug-08            6.770%        89,895        89,895             -
Nashville, TN         Courtyard At Hickory   Aug-08            6.770%         4,185         4,185             -
Nashville, TN         Rivergate Mall         Aug-08            6.770%        72,653        72,653             -
Nashville, TN         Village At Rivergate   Aug-08            6.770%         3,432         3,432             -
North Haven, CT       North Haven Xing       Oct-08            9.550%         4,982         4,982             -
Panama City, FL       Panama City Mall       Aug-12            7.300%        40,245        40,245             -
Portland, ME          Bj'S Plaza             Dec-11           10.400%         2,629         2,629             -
Racine, WI            Regency Mall           Jul-12            6.510%        34,912        34,912             -
Rockford, IL          Cherryvale Mall        Jul-06            7.375%        46,043        46,043             -
Saginaw, MI           Fashion Square         Jul-12            6.510%        61,193        61,193             -
Spartanburg, SC       Westgate Mall          Jul-12            6.500%        55,308        55,308             -
Spartanburg, SC       Westgate Crossing      Jul-10            8.420%         9,680         9,680             -
St Augustine FL       Cobblestone Village    Jun-05            2.120%        24,894             -        24,894
Stroud, PA            Stroud Mall            Dec-10            8.420%        31,877        31,877             -
Uvalde, TX            Uvalde Plaza           Feb-08           10.625%           467           467             -


                                       25

Waterford, CT         Waterford Commons      Jun-04            2.770%        22,939             -        22,939
Wausau WI             Wausau Center          Dec-10            6.700%        13,701        13,701             -
Winston-Salem NC      Hanes Mall             Jul-08            7.310%       112,151       112,151             -
York, PA              York Galleria          Dec-10            8.340%        50,983        50,983             -
                                                                         ----------     ---------   -----------
SUBTOTAL                                                                  2,361,215     2,233,582       127,634
Weighted average interest rate                                                6.53%         6.76%         2.56%

CONSTRUCTION LOANS
N/A                                          Jan-00           0.000%             -             -             -
                                                                         ----------     ---------   -----------
SUBTOTAL                                                                          -             -             -


LINES OF CREDIT                                                             257,000             -       257,000
Weighted average interest rate                                              2.1181%
                                                                         ----------     ---------   -----------
TOTAL BALANCE SHEET                                                       2,618,215     2,233,582       384,634
Weighted average interest rate                                                6.10%         6.76%         2.26%

Plus CBL Share Of Unconsolidated Affiliates
Clarksville, TN       Governors Square       Sep-16        8.230%            15,510        15,510             -
Del Rio, TX           Plaza Del Sol          Nov-02        9.150%             1,998         1,998             -
Ft Smith AR           Massard Crossing       Feb-12        7.540%               592           592             -
Houston, TX           Willowbrook Plaza      Feb-12        7.540%             3,029         3,029             -
Huntsville, AL        Parkway Place          Dec-03        2.620%            29,235             -        29,235
Myrtle Beach, SC      Coastal Grand          May-06        2.875%            29,571             -        29,571
Paducah, KY           Kentucky Oaks          Jun-07        9.000%            16,211        16,211             -
Vicksburg, MS         Pemberton Plaza        Feb-12        7.540%               202           202             -
                                                                         ----------     ---------   -----------

TOTAL                                                                        96,349        37,543        58,806

                                          Minority
Less Minority Interest                    Interest
Chattanooga, TN       CBL Center             8.0000%       6.2500%           (1,185)       (1,185)            -
Chattanooga, TN       Hamilton Corner       10.0000%      10.1250%             (256)         (256)            -
Chattanooga, TN       Hamilton Place        10.0000%       7.0000%           (6,589)       (6,589)            -
Highpoint, NC         Oak Hollow Mall       25.0000%       7.3100%          (11,574)      (11,574)            -
Uvalde, TX            Uvalde Plaza          25.0000%      10.6250%             (117)         (117)
                                                                         ----------     ---------   -----------
                                                                            (19,720)      (19,720)            -
                                                                         ----------     ---------   -----------
TOTAL OBLIGATIONS                                                       $ 2,694,845   $ 2,251,405     $ 443,440
                                                                       ============  ============    ==========
Weighted average interest rate                                                6.05%         6.78%         2.33%

                                       26

Total Debt of Unconsolidated Affiliates
---------------------------------------
Clarksville, TN       Governors Square       Sep-16        8.230%            32,654        32,654             -
Del Rio, TX           Plaza Del Sol          Aug-10        9.150%             3,996         3,996             -
Ft Smith, AR          Massard Crossing       Feb-12        7.540%             5,920         5,920             -
Houston, TX           Willowbrook Plaza      Feb-12        7.540%            30,292        30,292             -
Huntsville, AL        Parkway Place          Dec-03        2.620%            58,470             -        58,470
Myrtle Beach, SC      Coastal Grand          May-06        2.875%            29,571             -        29,571
Paducah, KY           Kentucky Oaks          Jun-07        9.000%            32,422        32,422             -
Vicksburg, MS         Pemberton Plaza        Feb-12        7.540%             2,023         2,023             -
                                                                         ----------     ---------   -----------

TOTAL                                                                    $  195,348     $ 107,306      $ 88,041
                                                                         ==========    ==========     =========
Weighted average interest rate                                                5.75%         8.25%         2.71%

     (1) The Sunrise Mall loan is fixed below a LIBOR rate of 1.9% and floating between LIBOR rates of 1.90% and 2.5%.

     (2) The Cross Creek Mall loan includes a $10,209 loan premium recorded on acquisition of the loan which when amortized to interest expense will make the market rate 5.0% . The stated rate on the loan is 7.4%.